UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2014

Minerva Neurosciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36517	26-0784194
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

245 First Street

Suite 1800

Cambridge, MA

02142

(Address of principal executive offices)

(Registrant’s telephone number, including area code): (617) 444-8444

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 21, 2014, Lorenzo Pellegrini, Ph.D. delivered to us notice of his resignation as a member of the Board of Directors (the “Board”) of Minerva Neurosciences, Inc. (the “Company”), as well as from his position as a member of the Compensation Committee of the Board, to be effective August 29, 2014. The Board accepted Dr. Pellegrini’s notice of resignation, which is attached as an exhibit hereto and incorporated herein by reference. The Company notes that Dr. Pellegrini’s resignation was not the result of any disagreement with the Company relating to the Company’s operations, policies or practices. Dr. Pellegrini had served as a member of the Board since August 2007.

On August 21, 2014, upon the recommendation of the Nominating and Corporate Governance Committee of the Board, the Board approved the appointment of Nico Vandervelpen as a director of the Company, effective August 29, 2014. Mr. Vandervelpen will also serve as a member of the Compensation Committee of the Board.

Since 2007, Mr. Vandervelpen has served in a variety of capacities, including as a member of the executive management team, at Limburgse Reconversie Maatschappij NV (“LRM”). Most recently, since 2013, Mr. Vandervelpen has served as the Chief Operational Officer of LRM. Prior to joining LRM, between 1998 and 2007, Mr. Vandervelpen was a senior executive at Ernst & Young. Mr. Vandervelpen serves on the board of directors of several LRM portfolio companies, including FFPharma, Apitope International, SEPS Pharma, Vesalius Biocapital, Life Sciences Development Campus and 3DDD Pharma. Mr. Vandervelpen holds a Masters degree in commercial and business engineering from Hasselt University as well as a Master in Accountancy from VLEKHO Business School — Brussels. The Board believes that Mr. Vandervelpen’s extensive experience in finance, business consulting and project management in the healthcare and pharmaceutical industries qualifies him to serve on the Board.

Mr. Vandervelpen is Chief Operating Officer of LRM, which is the management company to KMOFIN2 NV. LRM and KMOFIN2 NV are the beneficial owners of an aggregate of 1,240,655 shares of our common stock as a result of participating in the following offerings by the Company. Mr. Vandervelpen does not possess any voting and investment power with respect to the foregoing shares.

Bridge Loans

In April and May 2014, the Company entered into loan agreements with LRM NV and KMOFIN2 NV and other investors pursuant to which the Company borrowed approximately an aggregate of $355,353 from LRM NV and KMOFIN2 NV. All principal and accrued interest pursuant to these loans was paid in full to LRM NV and KMOFIN2 NV and the other investors in connection with the closing of the Company’s initial public offering on July 7, 2014. Currently, the Company does not owe have any outstanding borrowings from LRM NV and/or KMOFIN2 NV.

Mind-NRG Investment and Initial Public Offering

LRM NV and KMOFIN2 NV (together with certain other investors) entered into a common stock purchase agreement dated as of February 11, 2014, pursuant to which, among other things, LRM NV and KMOFIN2 NV engaged in purchasing up to an aggregate of $2 million of common stock in the Company in a private placement consummated simultaneously with the closing of our initial public offering. Furthermore, LRM NV and KMOFIN2 NV purchased an aggregate of approximately $3.4 million of shares of the Company’s common stock in the initial public offering.

Item 9.01                                           Financial Statements and Exhibits.

(d)

Exhibit	Description
17.1	Letter, dated August 21, 2014, from Dr. Pellegrini to the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MINERVA NEUROSCIENCES, INC.

Date:	August 25, 2014	By:	/s/ Rogerio Vivaldi Coelho MD, MBA

		Name:	Rogerio Vivaldi Coelho MD, MBA
		Title:	President, Chief Executive Officer and Director

EXHIBIT INDEX

Exhibit	Description
17.1	Letter, dated August 21, 2014, from Dr. Pellegrini to the Company.